[Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidentiality has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.]




                            RESEARCH COLLABORATION

                                      AND

                               LICENSE AGREEMENT

                                    BETWEEN

                       CADUS PHARMACEUTICAL CORPORATION

                                      AND

                              SOLVAY DUPHAR B.V.

                         DATED AS OF NOVEMBER 1, 1995

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

      PRELIMINARY STATEMENTS...............................................  1

      1.    DEFINITIONS....................................................  2

      2.    REPRESENTATIONS AND WARRANTIES.................................  7

            2.1      Representations and Warranties of Both
                     Parties...............................................  7
            2.2      Representations and Warranties of CADUS...............  8
            2.3      Representations and Warranties of SOLVAY
                     DUPHAR................................................  8

      3.    COLLABORATIVE RESEARCH PROGRAM.................................  9

            3.1      Scope of Research Program.............................  9
            3.2      Research Committee.................................... 10
            3.3      Funding of the Research Program....................... 12
            3.4      Conduct of Research Program by CADUS.................. 14
            3.5      Conduct of Research Program by SOLVAY
                     DUPHAR................................................ 15
            3.6      Records............................................... 16
            3.7      Training.............................................. 16
            3.8      Term of Research Program.............................. 16
            3.9      Exclusivity........................................... 17
            3.10     Material Transfer..................................... 17
            3.11     Liability............................................. 17
            3.12     Treatment of Substances Secreted from
                     Autocrine System...................................... 18
            3.13     Termination of Research Program by SOLVAY
                     DUPHAR................................................ 18

      4.    DEVELOPMENT AND COMMERCIALIZATION.............................. 19

            4.1      Use of Screens by SOLVAY DUPHAR....................... 19
            4.2      [c.i.]        Technology.............................. 20

      5.    GRANT OF LICENSES.............................................. 21

            5.1      License Grant for Proprietary Screens................. 21
            5.2      License Grant for Exclusive Screens................... 21
            5.3      Use by CADUS of Screens............................... 22
            5.4      SOLVAY DUPHAR's Rights to Use Technology.............. 24
            5.5      No Right to Sublicense................................ 24

      6.    ACCESS TO SOLVAY DUPHAR'S COMPOUND LIBRARY..................... 25

            6.1      Access and Permitted Use.............................. 25
            6.2      Costs................................................. 25

                                    (i)

            6.3      Restrictions on Transfer and Use...................... 25
            6.4      Access to and Use of SOLVAY Library
                     Compounds............................................. 26
            6.5      Grant of Option....................................... 26
            6.6      Term of Option........................................ 26
            6.7      Exercise of Option; Effect............................ 27
            6.8      Effect of Failure to Exercise Option.................. 27
            6.9      Reports............................................... 27

      7.    ROYALTIES AND MILESTONE PAYMENTS............................... 28

            7.1      Royalties............................................. 28
            7.2      Bundling and Capitation Transactions.................. 28
            7.3      Third Party Royalties................................. 29
            7.4      Milestone Payments.................................... 29
            7.5      Obligation to Pay Royalties........................... 29

      8.    PAYMENTS AND REPORTS........................................... 29

            8.1      Payment............................................... 29
            8.2      Payment of Royalties ................................. 29
            8.3      Records Retention..................................... 30
            8.4      Audit Request......................................... 30
            8.5      Taxes................................................. 31
            8.6      Notice of Development Milestones...................... 31

      9.    INFRINGEMENT ACTIONS BY THIRD PARTIES.......................... 31

            9.1      Notice of Suit or Claim of Infringement............... 31
            9.2      Obligation to Defend.................................. 32

      10.   OWNERSHIP OF INVENTIONS; PATENTS............................... 34

            10.1     Ownership of Inventions............................... 34
            10.2     Joint Inventions...................................... 34
            10.3     Patent Enforcement.................................... 34

      11.   INDEMNIFICATION................................................ 36

            11.1     Indemnification....................................... 36
            11.2     Notice................................................ 36

      12.   PUBLICATION; CONFIDENTIALITY................................... 36

            12.1     Notification.......................................... 36
            12.2     Review of Proposed Publications....................... 36
            12.3     Confidentiality; Exceptions........................... 37
            12.4     Exceptions............................................ 37
            12.5     Confidentiality Obligation of CADUS................... 38
            12.6     Limitations on Use.................................... 38
            12.7     Remedies.............................................. 38
            12.8     Survival.............................................. 39

                                    (ii)

      13.   TERM; TERMINATION OF LICENSES.................................. 39

            13.1     Term.................................................. 39
            13.2     Termination of Licenses............................... 39

      14.   FORCE MAJEURE AND HARDSHIP..................................... 40

            14.1     Events of Force Majeure............................... 40
            14.2     Hardship.............................................. 41

      15.   MISCELLANEOUS.................................................. 41

            15.1     Relationship of Parties............................... 41
            15.2     Notice of Intent to Seek Partner...................... 41
            15.3     Covenant Not to Solicit Employees..................... 41
            15.4     Assignment............................................ 41
            15.5     Further Actions....................................... 41
            15.6     Notice................................................ 42
            15.7     Use of Name........................................... 42
            15.8     Public Announcements.................................. 43
            15.9     Waiver................................................ 43
            15.10    Compliance with Law................................... 43
            15.11    Severability.......................................... 43
            15.12    Amendment............................................. 43
            15.13    Governing Law......................................... 43
            15.14    Arbitration........................................... 44
            15.15    Entire Agreement...................................... 44
            15.16    Counterparts.......................................... 44
            15.17    Descriptive Headings.................................. 44



LIST OF APPENDICES
- ------------------
APPENDIX A           List of Patents and Patent Applications

APPENDIX B           Description of Research Program

APPENDIX C           First Annual Research Plan

APPENDIX D           Form of Public Announcement

                                    (iii)

                            RESEARCH COLLABORATION
                                      AND
                               LICENSE AGREEMENT

      RESEARCH COLLABORATION AND LICENSE AGREEMENT (the "Agreement"), dated as of November 1, 1995, between SOLVAY DUPHAR B.V., a corporation duly organized and existing under the laws of The Netherlands, having offices at C.J. van Houtenlaan 36, 1381 CP Weesp, The Netherlands ("SOLVAY DUPHAR"), and Cadus Pharmaceutical Corporation, a corporation duly organized and existing under the laws of the state of Delaware, and having offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591-6705 ("CADUS").

                            PRELIMINARY STATEMENTS

      A. CADUS is the owner of, and has all right, title and interest in, or has acquired the exclusive rights to, certain technology involving the transfection and expression of Targets into yeast and

[c.i.] .

      B. CADUS has research facilities, experienced personnel and other capabilities conducive to further development of the technology and wishes to obtain funding therefor.

      C. SOLVAY DUPHAR recognizes that such technology of CADUS represents a valuable source of development of screening assays for the discovery of potential products, and SOLVAY DUPHAR and its Affiliates are interested in the further development and manufacture by CADUS of screening assays for SOLVAY DUPHAR and its Affiliates and in obtaining a license for such screening assays for use in SOLVAY DUPHAR's Therapeutic Areas of Interest.

      D. In addition, SOLVAY DUPHAR and its Affiliates wish to license from CADUS certain proprietary software of CADUS used by CADUS to automate screening assays and CADUS is willing to grant such license to SOLVAY DUPHAR and its Affiliates.

      E. CADUS wishes to obtain access to SOLVAY DUPHAR's compound library and obtain an option to acquire licenses in CADUS's Therapeutic Areas of Interest to certain such compounds, and SOLVAY DUPHAR is willing to grant such access and option in CADUS's Therapeutic Areas of Interest.

      F. CADUS and SOLVAY DUPHAR are entering into this Agreement to provide for CADUS to conduct further research and development involving CADUS Technology in order to primarily manufacture Screens for SOLVAY DUPHAR in exchange for certain funding by SOLVAY DUPHAR and for CADUS to license, and SOLVAY DUPHAR and its Affiliates to obtain a license for, the use and practice of Screens so developed and manufactured by CADUS in SOLVAY DUPHAR's Therapeutic Areas of Interest.

      G. CADUS and SOLVAY DUPHAR are also entering into this Agreement to provide CADUS with access to SOLVAY DUPHAR's compound library in order for CADUS to screen compounds therein and to give CADUS an option to acquire licenses from SOLVAY DUPHAR to certain such compounds in CADUS's Therapeutic Areas of Interest.

      H. CADUS and SOLVAY DUPHAR are simultaneously entering into a Software License Agreement to provide SOLVAY DUPHAR and its Affiliates with a license to certain proprietary software of CADUS used by CADUS to automate screening assays.

      I. CADUS and an Affiliate of SOLVAY DUPHAR are also simultaneously entering into the Stock Purchase Agreement to provide for such Affiliate to obtain an equity interest in CADUS and CADUS to sell an equity interest in CADUS to such Affiliate. CADUS has agreed not to use the proceeds of such sale to pay dividends.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1.    DEFINITIONS.

      As used in this Agreement, the following terms will have those meanings set forth in this Section 1 unless the context dictates otherwise.

      1.1 "AFFILIATE", with respect to any Party, shall mean any Person controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person. Notwithstanding the foregoing, neither Carl C. Icahn nor High River Limited Partnership shall be deemed an Affiliate of CADUS for the purposes hereof.

      1.2 "ANALOG" of any compound, extract, broth or other screening sample, shall mean a compound, extract, broth or other screening sample in which the active substructure of such substance is conserved.

      1.3 "ANNUAL RESEARCH PLAN" shall mean the research plan annexed hereto as Appendix C for the period through December 31, 1996 and thereafter prepared annually and amended quarterly, if necessary, during the term of the Research Program as provided in Section 3.1(b).

      1.4 "AUTOCRINE SYSTEM" shall mean that part of the Technology whereby Targets are inserted into yeast cells, which yeast cells grow in response to peptides or other substances produced and secreted by the same yeast cells.

      1.5 "CADUS COMPOUND" shall have the meaning set forth in Section 5.3(b) hereof.

      1.6 "CADUS TECHNOLOGY" shall mean the Screen Patents listed on Appendix A annexed hereto.

      1.7 "CADUS'S THERAPEUTIC AREAS OF INTEREST" shall mean the following with respect to humans: cancer, autoimmune, allergic and inflammatory diseases, excluding inflammatory bowel disease and those diseases in SOLVAY DUPHAR's Therapeutic Areas of Interest that have an inflammatory and/or autoimmune component.

      1.8 "COMPOUND" shall mean any Lead Compound or any Analog of any Lead Compound.

      1.9 "EFFECTIVE DATE" shall mean the date of this Agreement as set forth at the beginning of this Agreement.

      1.10 "FDA" shall mean the United States Food and Drug Administration, or the successor thereto.

      1.11 "FIRST COMMERCIAL SALE" shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product.

      1.12       [c.i.]

      1.13 "IND" shall mean a Notice of Claimed Investigational Exemption for a New Drug.

      1.14 "INVENTION" shall mean any new or useful process, compound or composition of matter, patentable or unpatentable, or any improvement thereof, conceived or first reduced to practice, or demonstrated to have utility during and in the framework of the conduct of the Research Program.

      1.15 "JOINT INVENTION" shall mean any Invention for which it is determined, in accordance with applicable law, that (i) one or more employees, consultants or agents of CADUS or any other persons obliged to assign such Invention to CADUS, and (ii) one or more employees, consultants or agents of SOLVAY DUPHAR or an Affiliate of SOLVAY DUPHAR or any other persons obliged to assign such Invention to SOLVAY DUPHAR or an Affiliate of SOLVAY DUPHAR, are joint inventors of such Invention.

      1.16 "KNOW-HOW" shall mean any and all technical data, information, material and other know-how, including but not limited to formulae, procedures, protocols, techniques and results of experimentation and testing, owned, developed or acquired by CADUS as of the Effective Date or subsequently owned, developed or acquired by CADUS during the term of the Research Program (provided that CADUS has, or, if subsequently acquired, shall have, the right to license or otherwise make available such know-how to SOLVAY DUPHAR and its Affiliates), which relate to the Technology and are necessary or useful to use or practice Screens.

      1.17 "LEAD COMPOUND" shall mean any compound, extract, broth or other screening sample identified, or whose biological activity is identified or confirmed, through the use of any Screen and which is biologically active against a Screen and may be developed for a therapeutic indication based on the biological activity demonstrated in such Screen.

      1.18 "NDA" shall mean a New Drug Application.

      1.19 "NET SALES" shall mean, with respect to any Product, the gross amount invoiced and received for sales in the Territory of such Product by a Party, its Affiliates, licensees and sublicensees to Third Parties, less deductions for:
(i) quantity and/or cash discounts, allowances and rebates actually allowed or given; (ii) freight, postage and shipping insurance expenses (if separately identified in such invoice); (iii) credits or refunds actually allowed for rejected, outdated or returned Product; and (iv) sales, value-added, excise taxes and duties and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale).

      1.20 "OPTION" shall have the meaning set forth in Section 6.5(a) hereof.

      1.21 "PATENTS" shall mean all patents and patent applications throughout the Territory, and any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition and/or reissues thereof.

      1.22 "PARTY" shall mean CADUS or SOLVAY DUPHAR and, when used in the plural, shall mean CADUS and SOLVAY DUPHAR.

      1.23 "PERSON" shall mean any natural person, corporation, firm, business trust, joint venture, association, university, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

      1.24 "PLA" shall mean a Product License Application.

      1.25 "PRIORITY SUBSTANCE" shall mean a Compound selected to enter into the pre-clinical research phase.

      1.26 "PRODUCT" shall mean any product which uses as one of its active ingredients a Compound (including a CADUS Compound) or a product developed by CADUS which uses as one of its active ingredients a SOLVAY Library Compound provided to CADUS by SOLVAY DUPHAR or an Analog thereof.

      1.27 "PRODUCT PATENTS" shall mean all Patents throughout the Territory owned or controlled by a Party, and disclosing and claiming products, processes or a method of treatment employing the Compound(s) or Product(s).

      1.28 "PROPRIETARY" shall mean, with respect to intellectual property, intellectual property that is not in the public domain and that is a trade secret or protected by Patent or copyright.

      1.29 "RESEARCH COMMITTEE" shall have the meaning set forth in Section 3.2 hereof.

      1.30 "RESEARCH PROGRAM" shall mean all of the research activities conducted by CADUS, or by CADUS in collaboration with SOLVAY DUPHAR and its Affiliates for the benefit of SOLVAY DUPHAR and its Affiliates, which are undertaken pursuant to Section 3 of this Agreement.

      1.31 "ROYALTY TERM" shall mean, with respect to each Product in each country in the Territory, the period of time commencing on the date of the First Commercial Sale of such Product in such country and ending on the later of (i) ten years from such date, and (ii) the date on which the last to expire of the Product Patents relating to such Product in such country expires.

      1.32 "SCREEN" shall mean any screening assay, the manufacture or use of which screening assay (i) was developed by CADUS, alone or with any collaboration by SOLVAY DUPHAR or an Affiliate thereof, as part of the Research Program or (ii) was developed by CADUS and provided to and accepted by SOLVAY DUPHAR or an Affiliate thereof. A Screen shall be either a Proprietary Screen or an Exclusive Screen.

      (a) "PROPRIETARY SCREEN" shall mean any Screen that incorporates any Proprietary Target; provided however, that if a Proprietary Target ceases to be proprietary to SOLVAY DUPHAR or an Affiliate thereof, any Screen that incorporates such Proprietary Target shall become an Exclusive Screen. Proprietary Screen shall include any Novel Screen.

      (b) "EXCLUSIVE SCREEN" shall mean any Screen that incorporates (i) any Other Target or (ii) any Proprietary Target that ceases to be proprietary to SOLVAY DUPHAR or an Affiliate thereof.

      (c) "NOVEL SCREEN" shall mean any Screen that incorporates a Novel Target.

      1.33 "SCREENING PROJECT" shall mean each project by CADUS directly involving the evaluation, testing or other analysis of SOLVAY Library Compounds, designed to obtain data or information regarding the biological activity of SOLVAY Library Compounds.

      1.34 "SCREEN PATENTS" shall mean all Patents which CADUS presently or hereafter owns or controls (provided that, if subsequently acquired, CADUS also has the right to license or otherwise make available such Patents to SOLVAY DUPHAR and its Affiliates), or which are owned or controlled jointly by SOLVAY DUPHAR or an Affiliate thereof and CADUS, all to the extent that they cover the manufacture or use of any Screen. The Screen Patents which exist on the Effective Date of this Agreement are listed on APPENDIX A attached hereto.

      1.35 "SEMI-ANNUAL PERFORMANCE OBJECTIVES" shall mean the semi-annual performance objectives for the periods January through June and July through December, respectively, of each calendar year of the Research Program as determined by the Research Committee and set forth in an Annual Research Plan.

      1.36 "SOFTWARE LICENSE AGREEMENT" shall mean that certain Software License Agreement dated of even date herewith between SOLVAY DUPHAR and CADUS.

      1.37 "SOLVAY LIBRARY COMPOUND" shall mean any compound, extract, broth or other screening sample in the possession of SOLVAY DUPHAR or an Affiliate of SOLVAY DUPHAR on the Effective Date, which SOLVAY DUPHAR or such Affiliate is not restricted from providing to CADUS.

      1.38 "SOLVAY DUPHAR'S THERAPEUTIC AREAS OF INTEREST" shall mean the following with respect to humans: disorders of the central nervous system, disorders of the cardiovascular system, gynecology, osteoporosis, hormone replacement therapy, gastroenterology, inflammatory bowel disease and urinary incontinence.

      1.39 "STOCK PURCHASE AGREEMENT" shall mean that certain Preferred Stock Purchase Agreement dated of even date herewith between an Affiliate of SOLVAY DUPHAR and CADUS.

      1.40 "SUBSTANCES" shall have the meaning set forth in Section 3.10 hereof.

      1.41 "TARGET" shall mean any biological molecular entity that provides a specific interaction with compounds, extracts, broths or other screening samples. Target shall include any Proprietary Target, Novel Target or Other Target.

      (a) "PROPRIETARY TARGET" shall mean a Target which is proprietary to SOLVAY DUPHAR or an Affiliate thereof or contains Substances proprietary to SOLVAY DUPHAR or an Affiliate thereof or a Target which is proprietary to a Third Party and to which SOLVAY DUPHAR or an Affiliate thereof has obtained the right to use in the Research Program and that is (i) provided by SOLVAY DUPHAR or an Affiliate thereof to CADUS for use in the Research Program or (ii) cloned or obtained by CADUS pursuant to research performed under the Research Program.

      (b) "NOVEL TARGET" shall mean a Target first cloned pursuant to research performed under the Research Program, with respect to which no prior art exists which precludes the obtaining of patent protection for such Target.

      (c) "OTHER TARGET" shall mean a Target other than a Proprietary Target or a Novel Target, which is used in the Research Program.

      1.42 "TECHNOLOGY" shall mean CADUS Technology and all inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies, Patents and know-how owned or licensed by CADUS and to which CADUS has the rights to grant licenses or sublicenses, and derived from the CADUS Technology or the Research Program.

      1.43 "TERRITORY" shall mean the entire world.

      1.44 "THIRD PARTY" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

      1.45 "VALID CLAIM" shall mean a claim of any Screen Patent or Product Patent, as the case may be, which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.    REPRESENTATIONS AND WARRANTIES.

      2.1 REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iv) this Agreement constitutes a valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

      2.2 REPRESENTATIONS AND WARRANTIES OF CADUS. CADUS hereby represents and warrants to SOLVAY DUPHAR and its Affiliates that:

      (a) It is the owner, or the exclusive licensee, of the CADUS Technology and has the exclusive right to grant licenses therefor;

      (b) It is the owner, or the licensee, of all of the Know-How in existence on the date of this Agreement, and has the right to grant licenses therefor;

      (c) All Screen Patents owned by CADUS have been maintained to date and, to the best of its knowledge, all Screen Patents exclusively licensed to CADUS have been maintained to date;

      (d) It is not aware of any asserted or unasserted claim or demand which it believes can be enforced against such Screen Patents;

      (e) To the best of its knowledge, the practice of such Screen Patents do not infringe upon or conflict with any Patent or other proprietary rights of any
Third Party,      [c.i.]

      (f) To the best of its knowledge, the risks to CADUS of the "Intellectual Property Rights" (as defined in Section 7.01 of the Stock Purchase Agreement) of others listed on Exhibit 3.07C to the Stock Purchase Agreement are fairly and accurately presented in the memorandum, dated October 30, 1995, from Jeremy M. Levin, Chief Executive Officer of CADUS, to Salomon R. Sassoon, Esq., corporate counsel of CADUS; and

      (g) It has not entered into any agreement with any Third Party which is in conflict with any of the rights granted to SOLVAY DUPHAR and its Affiliates pursuant to this Agreement.

      2.3 REPRESENTATIONS AND WARRANTIES OF SOLVAY DUPHAR. SOLVAY DUPHAR hereby represents and warrants to CADUS that it will be the owner of, or have the right to include in the Research Program, all Proprietary Targets and, to the best of its knowledge, the use of such Proprietary Targets in itself by SOLVAY DUPHAR and its Affiliates or CADUS in accordance with any Annual Research Plan during the conduct of the Research Program will not infringe on or conflict with a Patent or other proprietary rights of any Third Party.

3. COLLABORATIVE RESEARCH PROGRAM.

      3.1 SCOPE OF RESEARCH PROGRAM.

      (a) The Research Program is a program for collaborative research under which CADUS will carry out the research agreed upon by the Parties in order to develop and manufacture Screens that incorporate Targets that are decided upon by SOLVAY DUPHAR after consultation with CADUS and that have not been previously committed by CADUS to Third Parties, which Screens will enable SOLVAY DUPHAR and its Affiliates to screen compounds for biological activity as part of their efforts to develop human pharmaceutical therapeutics. The Research Program is described generally in Appendix B and will be described in greater specificity in the Annual Research Plans pursuant to the procedure set forth in Section 3.1(b).

      (b) Prior to the commencement of the Research Program and thereafter prior to the commencement of each calendar year, the Research Committee shall prepare and provide to each Party, in form and substance mutually acceptable to each Party, an outline of the goals and scope of the research to be undertaken during the upcoming year, together with a detailed description of the specific research activities to be undertaken during the first six months of such calendar year and the Semi-Annual Performance Objectives for such calendar year (an "Annual Research Plan"). The Parties intend that the Annual Research Plan will also contain a list of selected Targets (specifying, to the extent possible, whether they are Proprietary, Novel or Other Targets, and describing any rights of Third Parties with respect thereto, if any), the research milestones identified, the time and capacity plan and the names and qualifications of the scientists to be involved. The Annual Research Plan for the period commencing on the Effective Date and ending on December 31, 1996 is annexed hereto as Appendix C. The Research Committee may revise each Annual Research Plan quarterly for the subsequent six (6) months and shall prepare a detailed description of the specific research activities to be undertaken during such six-month period. The Annual Research Plan and the Semi-Annual Performance Objectives may be amended only with the unanimous consent of the Research Committee. If the Research Committee cannot reach unanimity as to whether or not to amend such Semi-Annual Performance Objectives, they shall not be amended. SOLVAY DUPHAR, in consultation with CADUS, will decide the Targets to be included and the priorities within the Research Program. No Target which CADUS has previously committed to a Third Party will be included in the Research Program.

      (c) If the Research Committee fails to agree on an Annual Research Plan the matter shall be referred for further review and resolution to the Vice President of Research of SOLVAY DUPHAR, or such other similar position designated by SOLVAY DUPHAR from time to time, and the Chief Executive Officer of CADUS, or such other similar position designated by CADUS from time to time. Until the Vice President of Research of SOLVAY DUPHAR and the Chief Executive Officer of CADUS make a joint decision, and in the absence of such a decision, SOLVAY DUPHAR shall continue to provide funding to CADUS for the Research Program at the same level of funding as provided during the previous year (or, with respect to the first year of the Research Program, at a level of $2,500,000), in accordance with and subject to adjustments provided in Section 3.3, and CADUS shall continue to conduct the Research Program in accordance with the Semi-Annual Performance Objectives for the present or subsequent six (6) month period, insofar as they already have been fixed by the Research Committee, or, in the absence of such Semi-Annual Performance Objectives and thereafter, in accordance with at least the goals and scope of such research as set forth in the Research Program described in APPENDIX B. This Section 3.1(c) shall not prejudice SOLVAY DUPHAR's rights contained in Section 3.13.

      3.2 RESEARCH COMMITTEE. The Parties shall establish a Research Committee (the "Research Committee"), which shall be comprised of six members: (i) the Director of Corporate Technology Acquisition at SOLVAY DUPHAR, or such other similar position designated by SOLVAY DUPHAR from time to time, (ii) the Vice President of Research at CADUS, or such other similar position designated by CADUS from time to time, and (iii) two additional representatives designated by each Party. Members of the Research Committee may be represented at any meeting by a designee appointed by such member for such meeting, if such member is unable to attend such meeting. The chairperson of the Research Committee shall be designated annually on an alternating basis between the Parties. The Party not designating the chairperson shall designate one of its representative members as secretary to the Research Committee for such year. Each Party shall be free to change its representative members, on notice to the other Party, provided that it does so in compliance with this Section 3.2. The Research Committee shall exist until the termination or expiration of the Research Program.

      (a) RESPONSIBILITIES. The Research Committee shall be responsible for preparing the Annual Research Plan (based on priorities set by SOLVAY DUPHAR and taking into account CADUS's views as to the feasibility of the scope and timing of research activities and objectives), monitoring and adapting the Annual Research Plan based on the results and progress of the Research Program, establishing long-term objectives and the Semi-Annual Performance Objectives for the Research Program and evaluating the progress of the Research Program, including, without limitation:

      (1) Deciding the direction and objectives of the Research Program;

      (2) Determining appropriate staffing and resources that should be applied by CADUS to the Research Program from time to time, provided that such staffing is consistent with Section 3.3 hereof;

      (3) Providing ongoing scientific guidance to the Research Program; and

      (4) Providing a forum for the exchange of scientific information among the scientists participating in the Research Program.

      (b) MEETINGS. The Research Committee shall meet at least once every calendar quarter, and more frequently as the Parties deem appropriate, on such dates and at such times as the Parties shall agree. At such meetings, the Research Committee shall, among other things, discuss the progress of and plans for the Research Program and seek to agree on the specific research activities to be undertaken during the next six months. The meetings shall be held at locations that are agreed upon by the Parties. The chairperson shall be responsible for sending notices of meetings to all members. The Research Committee may also convene or be polled or consulted from time to time by means of telecommunications or correspondence. If, at SOLVAY DUPHAR'S request, a meeting of the Research Committee is held at a location that is further than 75 miles from CADUS's principal offices, SOLVAY DUPHAR shall reimburse CADUS for the reasonable travel and lodging expenses of CADUS personnel who attend such meeting, promptly upon receipt of appropriate invoices therefor.

      (c) DECISIONS OF THE RESEARCH COMMITTEE.

      (1) All decisions of the Research Committee shall be made by unanimous agreement of the members (or their designees) present in person or by telephone at any meeting; provided that at least two representatives of each Party are present at such meeting.

      (2) In the event that unanimity cannot be reached by the Research Committee with respect to a matter that is subject to its decision-making authority (other than a decision whether or not to amend the Semi-Annual Performance Objectives, which matter is specifically covered by Section 3.1(b) hereof), then the matter shall be referred for further review and resolution to the Vice President of Research at SOLVAY DUPHAR, or such other similar position designated by SOLVAY DUPHAR from time to time, and the Chief Executive Officer at CADUS, or such other similar position designated by CADUS from time to time. If they cannot resolve the issues within thirty (30) days, the matter will be referred to arbitration pursuant to Section 15.14, unless the matter is the failure to agree on an Annual Research Plan (which matter is governed by Section 3.1(c) hereof).

      (d) REPORTS. Within thirty (30) days after each Research Committee meeting, the secretary of the Research Committee shall prepare and distribute minutes of the meeting which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Research Committee. Such reports shall be distributed to the members of the Research Committee and the Chief Executive Officer of CADUS and the Vice President of Research of SOLVAY DUPHAR.

      3.3 FUNDING OF THE RESEARCH PROGRAM.

      (a) SOLVAY DUPHAR shall provide funding to CADUS for the conduct of the Research Program in the amount of up to Two Million Five Hundred Thousand Dollars ($2,500,000), as adjusted as set forth below, each year during the term of the Research Program; and CADUS shall use such funding for the conduct of the Research Program. The amount of funding required to be made by SOLVAY DUPHAR shall be computed on a calendar quarterly basis based upon

                                     [c.i.]

                  , provided that CADUS shall have the right

                                     [c.i.]

                     each calendar quarter during the term of the Research Program and receive funding therefor from SOLVAY DUPHAR [c.i.]; and, provided, further, that SOLVAY DUPHAR shall have the right

                                     [c.i.]

                                                   each calendar
quarter during the term of the Research Program, subject to CADUS's ability to hire and retain scientists with sufficient qualifications, skills and experience, provided that SOLVAY DUPHAR is providing the funding therefor

                                     [c.i.]

                     and the annual level of funding to be provided by SOLVAY DUPHAR (initially $2,500,000) shall be adjusted annually commencing with calendar year 1997 to reflect changes, since the Effective Date, in the U.S. Consumer Price Index.

      (b) SOLVAY DUPHAR shall have the option, commencing with calendar year 1997, to increase to

                                     [c.i.]

                                                  Such option may be exercised
by SOLVAY DUPHAR, only prior to October 1, 1996, by its giving to CADUS written notice of its election to increase its funding commitment.

      (c) SOLVAY DUPHAR shall provide the funding hereunder in quarterly installments equal to twenty-five percent (25%) of the then annual level of funding, in advance on the first day of

January, April, July and October of each year. However, the first payment shall be made in the amount of $417,808 on the Effective Date of this Agreement (in lieu of any payment on October 1, 1995), which amount is $2,500,000 multiplied by a fraction the numerator of which is the number of days from the Effective Date through December 31, 1995 and the denominator of which is 365. Within 30 days following the end of each calendar quarter, CADUS shall prepare and submit a statement setting forth

                                     [c.i.]

        Within 60 days following the end of each calendar quarter, CADUS shall prepare and submit an invoice for the upcoming calendar quarter. Such invoice shall reflect a deduction, and SOLVAY DUPHAR shall be entitled to deduct, from the next quarterly installment payment an amount equal to

                                     [c.i.]

      (d) If CADUS had less than

                                     [c.i.]


                                                  CADUS shall have the right
(after consultation with the Research Committee, but in its sole and absolute discretion)

                                     [c.i.]


      (e) CADUS shall pay for all out-of-pocket expenses incurred in connection with the Research Program other than the following which shall be paid by SOLVAY
DUPHAR: (i) the cost of material, processes or equipment obtained or licensed by CADUS from Third Parties at the specific written request of SOLVAY DUPHAR and not set forth in the Annual Research Plan as being paid by CADUS, including, without limitation, cDNA libraries, processes for making the same, software licenses from Third Parties and automated screening equipment and (ii) travel and lodging expenses incurred by CADUS employees, consultants or advisors in connection with travel requested by SOLVAY DUPHAR. CADUS shall have the right to use, for its own purposes that are unrelated to the Research Program, any such material, processes or equipment obtained or licensed by it from Third Parties at the request of SOLVAY DUPHAR, provided that CADUS shall pay for any additional expenses arising from such use.

      (f) At SOLVAY DUPHAR's request (not to exceed once per calendar year), CADUS shall direct its regular independent, certified public accountants to examine CADUS's books and records relating to scientists working on the Research Program and to deliver to CADUS and SOLVAY DUPHAR a written report as to whether such books and records are consistent with the invoices submitted by CADUS to SOLVAY DUPHAR pursuant to subsection 3.3(c) above. SOLVAY DUPHAR shall pay for the cost of each such examination and report; provided, however, that if the audit proves that CADUS's books and records are materially inconsistent with the invoices submitted by CADUS, CADUS shall pay for the cost of such examination, without prejudice to SOLVAY DUPHAR's other rights.

      3.4 CONDUCT OF RESEARCH PROGRAM BY CADUS. During the term of the Research Program, so long as SOLVAY DUPHAR is providing funding pursuant to Section 3.3, CADUS shall:

      (a) diligently perform its obligations under the Research Program, as set forth in any Annual Research Plan, and such other activities which, from time to time, the Research Committee decides is necessary for the success of the Research Program;

      (b) use all reasonable efforts and proceed diligently to perform the work set out for CADUS to perform in the Annual Research Plan, including, without limitation, by using its good faith efforts to

                                     [c.i.]

                                                  to the Research Program, using
personnel with sufficient qualifications, skills and experience, together with sufficient equipment and facilities, to carry out its obligations under the Research Program and to accomplish the objectives of the Research Program;

      (c) conduct the Research Program in a good scientific and professional manner, and in compliance with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously;

      (d) furnish SOLVAY DUPHAR with all Screens arising from the Research Program;

      (e) within 30 days following the end of each calendar quarter during the term of the Research Program (commencing with the calendar quarter ending March 31, 1996), furnish SOLVAY DUPHAR with written reports (i) summarizing all activities under the Research Program during such quarter, (ii) listing the Semi-Annual

Performance Objectives achieved during such quarter and (iii)

                                     [c.i.]

      (f) provide to the Research Committee at each meeting thereof a written report summarizing all of the activities of CADUS using the Screens since the period covered by the previous report;

      (g) as soon as practicable provide (i) an invention disclosure report to SOLVAY DUPHAR with respect to any Joint Invention and (ii) copies of all filed patent applications with respect to any Invention by CADUS;

      (h) allow representatives of SOLVAY DUPHAR, upon reasonable notice and during normal business hours, to (1) visit the facilities where the Research Program is being conducted, and (2) consult informally, during such visits and by telephone, with CADUS personnel performing work on the Research Program; and

      (i) maintain liability insurance with respect to the work it is performing under the Research Program in such amounts as it customarily maintains with respect to similar research programs, which insurance shall designate SOLVAY DUPHAR as an "insured", and to pay the premiums due thereunder.

      3.5 CONDUCT OF RESEARCH PROGRAM BY SOLVAY DUPHAR. During the term of the Research Program, SOLVAY DUPHAR shall:

      (a) use all reasonable efforts to perform the work and provide the Substances set out for SOLVAY DUPHAR to perform and provide in any Annual Research Plan, and undertake such other activities which, from time to time, the Research Committee decides is necessary for the success of the Research Program;

      (b) as soon as practicable provide (i) an invention disclosure report to CADUS with respect to any Joint Invention and (ii) copies of all filed patent applications with respect to any Invention by SOLVAY DUPHAR or an Affiliate thereof;

      (c) provide to the Research Committee at each meeting thereof a written report summarizing all of the activities of SOLVAY DUPHAR and its Affiliates using the Screens since the period covered by the previous report; and

      (d) allow representatives of CADUS, upon reasonable notice and during normal business hours, to (1) visit the facilities where the Screens are being used, and (2) consult informally, during such visits and by telephone, with SOLVAY DUPHAR personnel performing work in connection with the Research Program.

      3.6 RECORDS.

      (a) CADUS shall maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under all applicable laws and regulations).

      (b) SOLVAY DUPHAR shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of CADUS referred to in
Section 3.6(a) above. SOLVAY DUPHAR shall maintain such records and the information of CADUS contained therein in confidence in accordance with Section 12 and shall not use such records or information except to the extent otherwise permitted by this Agreement.

     3.7 TRAINING. During the term of the Research Program, CADUS shall provide training to SOLVAY DUPHAR personnel to enable them to use the Screens provided to SOLVAY DUPHAR by CADUS pursuant to the Research Program. Training shall be provided, to the extent practicable, by such CADUS scientists that are part of [c.i.] the Research Program. If such scientists are not available and training is provided, at SOLVAY DUPHAR's request, by other CADUS scientists, SOLVAY DUPHAR shall pay for the time of such CADUS scientists at such rates as shall be agreed by SOLVAY DUPHAR and CADUS in good faith. If, at SOLVAY DUPHAR's request, CADUS personnel provide training or scientific assistance to SOLVAY DUPHAR other than at CADUS's laboratories, SOLVAY DUPHAR shall also pay for all reasonable travel and lodging expenses of such CADUS personnel promptly upon receipt of appropriate invoices therefor.

      3.8 TERM OF RESEARCH PROGRAM. The term of the Research Program shall commence on the Effective Date, and shall continue, except as otherwise provided in this Agreement, until December 31, 2000. SOLVAY DUPHAR shall have the right, in its sole discretion, to extend the term of the Research Program for such number of whole calendar years as shall not exceed five years and as shall not be less than (i) two years if SOLVAY DUPHAR is funding

                                     [c.i.]

                         and (ii) three years if SOLVAY

DUPHAR is

                                     [c.i.].

SOLVAY DUPHAR may so extend the term of the Research Program by sending written notice to CADUS specifying the number of years by which the term is being extended, (i) prior to December 31, 1998 or (ii) if SOLVAY DUPHAR's Vice President of Research recommends in writing to SOLVAY DUPHAR's management that the term of the Research Program be extended and provides to CADUS a copy thereof prior to December 31, 1998 (without prejudice to SOLVAY DUPHAR's management to decide otherwise), then prior to June 30, 1999. If SOLVAY DUPHAR extends the term of the Research Program, SOLVAY DUPHAR shall be required to continue to provide the level of funding to CADUS in effect at the end of the initial term, as adjusted as provided in Section 3.3.

      3.9 EXCLUSIVITY. During the term of the Research Program, CADUS shall not develop or make available, with or for the benefit of any Third Party, any Screens or any screens involving any Other Targets worked on under the Research Program or identified for research activities in the current year or in future years in the then current Annual Research Plan. Notwithstanding the foregoing, if SOLVAY DUPHAR extends the term of the Research Program, CADUS shall have the right, after December 31, 2000, to develop or make available, with or for the benefit of any Third Party, any Exclusive Screens or any screens involving any Other Targets worked on under the Research Program, if SOLVAY DUPHAR is not actively using any such Exclusive Screen or Other Target and has not identified or confirmed the biological activity of any Compound or Product using such Exclusive Screen or Other Target which SOLVAY DUPHAR or one of its Affiliates is actively developing, marketing or having marketed. CADUS may exercise the foregoing right unless SOLVAY DUPHAR had informed CADUS in writing, at the time such Exclusive Screen or Other Target was described in an Annual Research Plan, that the Target incorporated in such Exclusive Screen or such Other Target is subject to restrictions imposed by Third Parties.

      3.10 MATERIAL TRANSFER. In order to facilitate the Research Program, either Party may provide to the other Party certain biological materials or chemical compounds including, but not limited to, Targets (collectively, "Substances") owned by or licensed to the supplying Party (other than under this Agreement) for use by the other Party in furtherance of the Research Program. Except as otherwise provided under this Agreement, all such Substances delivered to the other Party (1) shall remain the sole property of the supplying Party,
(2) shall be used only in furtherance of the Research Program and solely under the control of the other Party, (3) shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and (4) shall not be used in research or testing involving human subjects by the receiving party. The Substances supplied under this Section 3.10 must be used with prudence and appropriate caution in any experimental work, since not all their characteristics may be known. THE SUBSTANCES ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE SUBSTANCES WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

      3.11 LIABILITY. During the Research Program, each Party shall be responsible for, and hereby assumes, any and all risks of personal injury, death or property damage caused by the negligent or willful acts or omissions of that Party or its Affiliates, and their respective directors, officers, employees or agents.

      3.12 TREATMENT OF SUBSTANCES SECRETED FROM AUTOCRINE SYSTEM. In the event that any peptides or other substances secreted by a yeast cell are developed or created by SOLVAY DUPHAR or an Affiliate of SOLVAY DUPHAR or CADUS pursuant to the Research Program by use of the Autocrine System, all rights to such substances shall belong exclusively to CADUS, but such substances shall be deemed to be CADUS Compounds for all purposes under this Agreement. Any peptide or non-peptide library incorporated within yeast cells, including any Compounds provided by the library contributed to the Research Program by CADUS, shall belong exclusively to CADUS. Notwithstanding the foregoing, if the sequence of a peptide secreted by a yeast cell and such peptide's biological activity against a Target is in the public domain, such peptide shall not belong to CADUS and it shall not be deemed a CADUS Compound for any use thereof within the Research Program directed toward such Target. Furthermore, CADUS shall have no ownership rights to any small organic compound whose biological activity is identified by SOLVAY DUPHAR based on structural knowledge gained from a peptide secreted by a yeast cell, so long as such small organic compound is itself not a peptide and does not contain a sequence of such peptide.

      3.13 TERMINATION OF RESEARCH PROGRAM BY SOLVAY DUPHAR.

     (a) In the event that the Semi-Annual Performance Objectives for two consecutive semi-annual periods, commencing with the semi-annual period January 1, 1997 through June 30, 1997, are not achieved (unless the Parties agree that such Semi-Annual Performance Objectives could not have been achieved), SOLVAY DUPHAR shall have the right to give notice to CADUS of such failure. If CADUS does not achieve such Semi-Annual Performance Objectives for both such semi-annual periods and for the immediately subsequent semi-annual period within 180 days after the receipt of such notice, SOLVAY DUPHAR shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate the rights and obligations of the Parties set forth in Section 3 of this Agreement by giving written notice to take effect immediately upon delivery of such notice. SOLVAY DUPHAR's right to terminate the rights and obligations of the Parties set forth in Section 3 of this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous failure to achieve Semi-Annual Performance Objectives. Upon such termination, (i) CADUS shall have no further obligation to conduct the Research Program, (ii) SOLVAY DUPHAR shall have no further obligation to fund the Research Program, (iii) CADUS shall, at SOLVAY DUPHAR's option, return to SOLVAY DUPHAR or destroy all Proprietary Targets and Proprietary Screens in its possession or control, and (iv) CADUS shall return all

SOLVAY Library Compounds then in its possession with respect to which it has not yet started a Screening Project or exercised the Option under Section 6 hereof. Termination by SOLVAY DUPHAR, pursuant to this Section 3.13(a), of the rights and obligations of the Parties set forth in Section 3 of this Agreement shall also terminate CADUS's rights under Section 6.1 hereof but shall not terminate any other rights or obligations of the Parties under this Agreement.

     (b) If, during any calendar year after December 31, 1996, (i)
there is no Annual Research Plan in effect despite the Research Committee and the Parties having acted in good faith to agree on an Annual Research Plan (including utilizing the resolution procedure set forth in Section 3.1(c)
hereof) and (ii) CADUS does not        [c.i.]
prior to the end of such calendar year, SOLVAY DUPHAR shall be entitled after the end of such calendar year, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate the rights and obligations of the Parties set forth in Section 3 of this Agreement by giving written notice to take effect immediately upon delivery of such notice. Upon such termination, (i) CADUS shall have no further obligation to conduct the Research Program, (ii) SOLVAY DUPHAR shall have no further obligation to fund the Research Program,
(iii) CADUS shall, at SOLVAY DUPHAR's option, return to SOLVAY DUPHAR or destroy all Proprietary Targets and Proprietary Screens in its possession or control, and (iv) CADUS shall return all SOLVAY Library Compounds then in its possession with respect to which it has not yet started a Screening Project or exercised the Option under Section 6 hereof. Termination by SOLVAY DUPHAR, pursuant to this Section 3.13(b), of the rights and obligations of the Parties set forth in
Section 3 of this Agreement shall also terminate CADUS's rights under Section
6.1 hereof but shall not terminate any other rights or obligations of the Parties under this Agreement.

4. DEVELOPMENT AND COMMERCIALIZATION.

      4.1 USE OF SCREENS BY SOLVAY DUPHAR.

     (a) SOLVAY DUPHAR shall have sole and absolute discretion to determine the means and methods by which it will conduct screening, assays and other research and development using the Screens, provided that the Screens and Technology will not be made available by SOLVAY DUPHAR and its Affiliates to Third Parties. Subject to the terms of this Agreement, SOLVAY DUPHAR shall have the sole and absolute discretion to make all decisions relating to the research, development, marketing and other commercialization activities with respect to any Compound or Product derived by it from its use of the Screens.

     (b) Neither SOLVAY DUPHAR nor any Affiliate thereof shall disassemble or seek to reverse engineer the Substances and Screens provided by CADUS to SOLVAY DUPHAR. Notwithstanding the foregoing, SOLVAY DUPHAR and any Affiliate thereof shall have the right to test Screens under different growth conditions and media for the purpose of optimizing the sensitivity of such Screens.

      4.2      [c.i.]      TECHNOLOGY.

               (a) If, during the term of the Research Program, (i) CADUS decides not to practice [c.i.] that portion of its Technology related to [c.i.] to develop the Screens specified for development within the period covered by an Annual Research Plan as a result of

                                     [c.i.]

                                                  CADUS shall develop such
Screens by using

                                     [c.i.]

               (b) If, during the term of the Research Program,

                                     [c.i.]



SOLVAY DUPHAR shall evaluate in good faith, in consultation with CADUS,

                                     [c.i.]

                                                  If SOLVAY DUPHAR determines in
good faith that

                                     [c.i.]

                                                  , SOLVAY DUPHAR shall notify
CADUS in writing of its determination and the reasons therefor and CADUS shall thereafter develop the aforementioned Screens by using

                                     [c.i.]


               (c) If, in any case in which CADUS is obligated to develop
 Screens

                                     [c.i.]

                                                  CADUS is not able to do so,
CADUS, at its option, will      [c.i.]     to SOLVAY DUPHAR by either (i) CADUS
practicing such     [c.i.]      technology for the purposes of developing such
[c.i.]

                                                  provided that CADUS has a
laboratory and personnel or a research collaboration reasonably acceptable to
SOLVAY DUPHAR      [c.i.]      or       [c.i.]

                                     [c.i.]

      (d) SOLVAY DUPHAR covenants and acknowledges that the information, Know-How and Substances provided by CADUS to SOLVAY DUPHAR or one of its Affiliates pursuant to this Section 4.2 shall not be provided to SOLVAY DUPHAR's
Affiliates (except to the Affiliate selected by SOLVAY DUPHAR to      [c.i.]
in the event SOLVAY DUPHAR elects not to do so) or any Third Party, shall be subject to the confidentiality obligations of Section 12.3 hereof, shall only
be used for the      [c.i.]      permitted hereunder and shall not be used
[c.i.]      (other than      [c.i.]
). Upon the termination of the Research Program, SOLVAY DUPHAR shall return to
CADUS or destroy all Substances (but not the       [c.i.]      ) proprietary to
CADUS in its possession or control provided by CADUS pursuant to this
Section 4.2.

5. GRANT OF LICENSES.

      5.1 LICENSE GRANT FOR PROPRIETARY SCREENS. Subject to the terms and conditions of this Agreement, CADUS hereby grants to SOLVAY DUPHAR and its Affiliates, during the term of this Agreement, an exclusive right and license (including as to CADUS, except as specifically provided in Section 5.3), in the Territory and within SOLVAY DUPHAR's Therapeutic Areas of Interest, under the Technology, Screen Patents and Know-How, to use and practice the Proprietary Screens (including, without limitation, the right to grow sufficient amounts of Proprietary Screens provided by CADUS to SOLVAY DUPHAR) to identify and confirm potential human therapeutics.

      5.2 LICENSE GRANT FOR EXCLUSIVE SCREENS. Subject to the terms and conditions of this Agreement, CADUS hereby grants to SOLVAY DUPHAR and its Affiliates an exclusive right and license (including as to CADUS, except as specifically provided in Section 5.3), in the Territory and within SOLVAY DUPHAR's Therapeutic Areas of Interest, under the Technology, Screen Patents and Know-How, to use and practice Exclusive Screens (including, without limitation, the right to grow sufficient amounts of Exclusive Screens provided by CADUS to SOLVAY DUPHAR), to identify and confirm human therapeutics, during the term of the Research Program, but in no event for less than six months after SOLVAY DUPHAR receives the Exclusive Screen and other information from CADUS identifying and enabling SOLVAY DUPHAR to use any such Exclusive Screen. With respect to any Exclusive Screen, if SOLVAY DUPHAR or an Affiliate thereof identifies or confirms any Compound or Product using such Exclusive Screen during the foregoing period of exclusivity for such Exclusive Screen, then, for so long as SOLVAY DUPHAR or an Affiliate thereof continues to actively pursue the development of such Compound or Product or to actively market or have marketed such Product, SOLVAY DUPHAR and its Affiliates shall continue to have an exclusive right and license, under the Technology, Screen Patents and Know-How, to use and practice such Exclusive Screen in the Territory and within SOLVAY DUPHAR's Therapeutic Areas of Interest. SOLVAY DUPHAR shall notify CADUS when SOLVAY DUPHAR and its Affiliates cease to actively pursue the development of such Compound or Product or to actively market or have marketed such Product. After the period of exclusivity specified above, SOLVAY DUPHAR and its Affiliates shall have a non-exclusive right and license, in the Territory and within SOLVAY DUPHAR's Therapeutic Areas of Interest, under the Technology, Screen Patents and Know-How, to use and practice Exclusive Screens, which non-exclusive right shall not extend beyond five (5) years after the termination of the Research Program.

      5.3 USE BY CADUS OF SCREENS.

     (a) CADUS reserves for itself and its Affiliates the rights to use the Technology, Screen Patents and Know-How, and to make, use and practice Screens solely at CADUS's facilities, in the Territory and within CADUS's Therapeutic Areas of Interest, for the benefit of CADUS, its Affiliates or any joint venture or research collaboration in which CADUS or an Affiliate of CADUS has a substantial interest (but not solely for the benefit of the other party in the research collaboration); and SOLVAY DUPHAR hereby grants to CADUS the exclusive right and license (without the right to sublicense) to use Proprietary Targets (provided that SOLVAY DUPHAR has the right to grant licenses or sublicenses thereto) and Novel Targets, in the Territory and within CADUS's Therapeutic Areas of Interest, for research and development purposes, for the benefit of CADUS, its Affiliates or any joint venture or research collaboration in which CADUS or an Affiliate of CADUS has a substantial interest (but not solely for the benefit of the other party in the research collaboration). Notwithstanding the foregoing, CADUS shall not make, use or practice a Screen that is based on a Target provided to it by SOLVAY DUPHAR for which Third Parties have imposed on SOLVAY DUPHAR restrictions against use by third parties. SOLVAY DUPHAR will notify CADUS of the existence of such restrictions at the time it provides such Target to CADUS.

     (b) In the event that CADUS identifies or develops a Compound using a Screen or CADUS exercises the Option with respect to a SOLVAY Library Compound or Analog thereof (a "CADUS Compound"), CADUS shall have the exclusive right to make, have made, distribute, use, sell, license and sublicense such CADUS Compound, or any Products developed therefrom, in the Territory and within CADUS's Therapeutic Areas of Interest, under any Patents, know-how or other proprietary information related thereto. However, CADUS shall have no obligation to develop any CADUS Compound.

     (c) In the event that SOLVAY DUPHAR or an Affiliate thereof identifies or confirms the biological activity of a Compound within CADUS's Therapeutic Areas of Interest using a Screen, SOLVAY DUPHAR or an Affiliate thereof selects such Compound as a Priority Substance for development for a therapeutic indication in SOLVAY DUPHAR's Therapeutic Areas of Interest, and SOLVAY DUPHAR and its Affiliates cease to actively pursue the development of any Compound for a therapeutic indication based on the biological activity demonstrated in such Screen or cease to actively market or have marketed any Product derived from any such Compound within SOLVAY DUPHAR's Therapeutic Areas of Interest, SOLVAY DUPHAR shall promptly notify CADUS thereof and hereby grants to CADUS and its Affiliates the exclusive right and license to make, have made, distribute, use, sell, license and sublicense such Compound, or any Products developed therefrom, in the Territory and within CADUS's Therapeutic Areas of Interest, under any Patents, know-how or other proprietary information related thereto; provided, however, that (i) there are no Third Party rights which restrict SOLVAY DUPHAR's ability to grant CADUS and its Affiliates such right and license, (ii) CADUS shall have agreed, upon prompt notice thereof from SOLVAY DUPHAR, to assume any royalty obligations to Third Parties with respect to such Compound and (iii) such right and license shall terminate if CADUS and its Affiliates cease to actively pursue the development of such Compound for a therapeutic indication in CADUS's Therapeutic Areas of Interest or cease to actively market or have marketed any Product derived from such Compound within CADUS's Therapeutic Areas of Interest. Such Compound shall be deemed a CADUS Compound for purposes of this Agreement.

     (d) In the event that CADUS or an Affiliate thereof identifies or confirms the biological activity of a Compound within SOLVAY DUPHAR's Therapeutic Areas of Interest using a Screen, CADUS or an Affiliate thereof selects such Compound as a Priority Substance for development for a therapeutic indication in CADUS's Therapeutic Areas of Interest, and CADUS and its Affiliates cease to actively pursue the development of any Compound for a therapeutic indication based on the biological activity demonstrated in such Screen or cease to actively market or have marketed any Product derived from any such Compound within CADUS's Therapeutic Areas of Interest, CADUS shall promptly notify SOLVAY DUPHAR thereof and hereby grants to SOLVAY DUPHAR and its Affiliates the exclusive right and license to make, have made, distribute, use, sell, license and sublicense such Compound, or any Products developed therefrom, in the Territory and within SOLVAY DUPHAR's Therapeutic Areas of Interest, under any Patents, know-how or other proprietary Information related thereto; provided, however, that (i) there are no Third Party rights which restrict

CADUS's ability to grant SOLVAY DUPHAR and its Affiliates such right and license, (ii) SOLVAY DUPHAR shall have agreed, upon prompt notice thereof from CADUS, to assume any royalty obligations to Third Parties with respect to such Compound and (iii) such right and license shall terminate if SOLVAY DUPHAR and its Affiliates cease to actively pursue the development of such Compound for a therapeutic indication in SOLVAY DUPHAR's Therapeutic Areas of Interest or cease to actively market or have marketed any Product derived from such Compound within SOLVAY DUPHAR's Therapeutic Areas of Interest.

     (e) In the event that CADUS develops a CADUS Compound, and if, during the term of the Research Program, CADUS determines that it is interested in entering into a development or marketing arrangement regarding any such CADUS Compound with a Third Party for exploitation in the Territory, CADUS hereby grants to SOLVAY DUPHAR a 90-day exclusive right of first negotiation to negotiate such development or marketing arrangement. CADUS shall give written notice to SOLVAY DUPHAR of its interest in entering into a development or marketing arrangement for such CADUS Compound. SOLVAY DUPHAR shall have 90 days after receipt of such notice within which to negotiate such development or marketing arrangement with CADUS. In the event that SOLVAY DUPHAR and CADUS do not enter into such development or marketing arrangement within such 90-day period for any reason whatsoever, CADUS shall be free at any time thereafter to negotiate a development or marketing arrangement with a Third Party for that particular CADUS Compound but shall not conclude any such arrangement with any Third Party on terms less advantageous to CADUS than those offered in writing by SOLVAY DUPHAR during such 90-day period without first offering said less advantageous terms to SOLVAY DUPHAR for a fifteen (15) day period.

      5.4 SOLVAY DUPHAR'S RIGHTS TO USE TECHNOLOGY. Except for the specific licenses to use and practice Screens set forth in Sections 5.1 and 5.2 hereof and the license granted in Section 5.3(c) hereof, CADUS is not granting to SOLVAY DUPHAR or any Affiliate thereof any other license to use the Technology under this Agreement. Accordingly, (i) SOLVAY DUPHAR and its Affiliates shall not use the Technology other than the Screens (as permitted by this Agreement) for any purpose whatsoever and (ii) CADUS is retaining all rights to the Technology, Screen Patents and Know-How that are not specifically being licensed to SOLVAY DUPHAR and its Affiliates pursuant to Sections 5.1, 5.2 and 5.3(c) hereof.

      5.5 NO RIGHT TO SUBLICENSE. SOLVAY DUPHAR and its Affiliates shall not have any right to sublicense to any Third Party any license granted by CADUS under this Agreement pursuant to Section 5.1 or 5.2.

6. ACCESS TO SOLVAY DUPHAR'S COMPOUND LIBRARY.

      6.1 ACCESS AND PERMITTED USE. From time to time during the term of the Research Program, CADUS may request that SOLVAY DUPHAR provide to CADUS access to a representative sample (as determined by SOLVAY DUPHAR in its sole and
absolute discretion but which shall contain from      [c.i.]      SOLVAY
Library Compounds having maximum diversity) or a specific class of SOLVAY Library Compounds. In each such event, SOLVAY DUPHAR shall provide CADUS with such reasonable quantities of such SOLVAY Library Compounds, together with written information describing the complete chemical structure of each such SOLVAY Library Compound, as are reasonably requested by CADUS to permit CADUS to run primary and secondary IN VITRO screens on such SOLVAY Library Compounds, in order to allow CADUS to determine its interest in licensing one or more such SOLVAY Library Compounds. CADUS UNDERSTANDS THAT THE SOLVAY LIBRARY COMPOUNDS ARE EXPERIMENTAL IN NATURE, ARE FOR RESEARCH USE ONLY AND HAVE NOT BEEN APPROVED FOR HUMAN USE. CADUS SHALL NOT ADMINISTER SOLVAY LIBRARY COMPOUNDS TO HUMANS IN ANY MANNER OR FORM UNTIL CADUS HAS OBTAINED ALL GOVERNMENTAL APPROVALS NECESSARY TO DO SO.

      6.2 COSTS. CADUS shall pay all of its costs related to Screening Projects other than the cost of providing representative samples of SOLVAY Library Compounds, which will be borne by SOLVAY DUPHAR. CADUS shall pay to SOLVAY DUPHAR the costs of providing SOLVAY Library Compounds other than representative samples, which costs shall be SOLVAY DUPHAR's costs of synthesis and out-of-pocket costs incurred in connection with providing such SOLVAY Library Compounds. Upon each request by CADUS for SOLVAY Library Compounds other than representative samples, SOLVAY DUPHAR shall estimate for CADUS, prior to fulfilling CADUS's request, the costs of synthesis and out-of-pocket costs SOLVAY DUPHAR will incur in providing such SOLVAY Library Compounds.

      6.3 RESTRICTIONS ON TRANSFER AND USE.

     (a) Except as set forth in this Agreement, CADUS shall not, directly or indirectly, transfer SOLVAY Library Compounds to any Third Party.

     (b) Except as set forth in this Agreement, CADUS shall not, directly or indirectly, use SOLVAY Library Compounds for any purpose whatsoever other than to evaluate and test SOLVAY Library Compounds under this Agreement.

     (c) CADUS shall not screen SOLVAY Library Compounds against Screens, except for the purpose of developing Screens under the Research Program. CADUS shall provide SOLVAY DUPHAR with the data on SOLVAY Library Compounds derived from such use.

     (d) CADUS acknowledges that SOLVAY Library Compounds are, and shall remain, the sole property of SOLVAY DUPHAR. Nothing herein shall be deemed to grant to CADUS rights in the SOLVAY Library Compounds, under any Patent or otherwise, except as expressly set forth in this Agreement.

      6.4 ACCESS TO AND USE OF SOLVAY LIBRARY COMPOUNDS. CADUS shall restrict access to SOLVAY Library Compounds to: (i) those employees or consultants of CADUS who are reasonably necessary to conduct the Screening Projects and (ii) those Third Parties with whom CADUS has entered into an agreement to develop specific SOLVAY Library Compounds (and then only to such specific SOLVAY Library Compounds for which the Option has been exercised by CADUS), provided that such employees, consultants and/or Third Party collaborators have entered into a confidentiality agreement with CADUS. The screening shall be conducted at CADUS's facilities.

      6.5 GRANT OF OPTION.

     (a) Subject to the terms and conditions of this Agreement, SOLVAY DUPHAR and its Affiliates hereby grant to CADUS a non-exclusive option (the "Option") to obtain an exclusive right and license, under the Patents and know-how relating to any SOLVAY Library Compound or Analog thereof to develop, make, have made, use, sell, license and sublicense, in the Territory and in CADUS's Therapeutic Areas of Interest, Products incorporating a SOLVAY Library Compound used in a Screening Project or any Analog thereof or incorporating a Compound developed, identified or confirmed using any of the results arising from such Screening Project.

     (b) For the purposes of Section 6.5(a), non-exclusive shall mean that SOLVAY DUPHAR will remain free to provide any SOLVAY Library Compound subject to the Option or any Analog thereof to any Affiliate of SOLVAY DUPHAR or any Third Party for screening and further development and will also itself remain entitled to screen and further develop such SOLVAY Library Compounds or Analogs thereof.

      6.6 TERM OF OPTION. CADUS may exercise the Option at any time and from time to time with respect to any SOLVAY Library Compound used in any Screening Project and any Analogs of such SOLVAY Library Compound commencing on the date CADUS receives such SOLVAY Library Compound from SOLVAY DUPHAR or an Affiliate thereof pursuant to Section 6.1 hereof and ending one year following the date of expiration or earlier termination of the Research Program. The Option will also terminate with respect to a SOLVAY Library Compound and any Analog thereof (i) upon proper notice from SOLVAY DUPHAR to CADUS that SOLVAY DUPHAR or an Affiliate thereof has identified relevant biological activity in SOLVAY DUPHAR's Therapeutic Areas of Interest for such SOLVAY Library Compound or (ii) upon receipt by SOLVAY DUPHAR from a Third Party of proper notice that such Third Party has identified relevant biological activity in any therapeutic area of interest for such SOLVAY

Library Compound. SOLVAY DUPHAR shall promptly notify CADUS of the receipt of any such notification from a Third Party.

      6.7 EXERCISE OF OPTION; EFFECT.

     (a) The Option may be exercised with respect to any SOLVAY Library Compound for which CADUS identifies relevant biological activity in the course of a Screening Project or any Analogs of such SOLVAY Library Compound.

     (b) To exercise the Option, CADUS shall send written notice to SOLVAY DUPHAR of same, specifying the one or more SOLVAY Library Compounds or Analogs of such SOLVAY Library Compounds for which CADUS desires to acquire a license to develop and commercialize Products therefrom and to manufacture and market such Products.

     (c) Upon the giving of such notice, such SOLVAY Library Compound or Analog thereof shall be deemed to have been exclusively licensed to CADUS and its Affiliates pursuant to Section 5.3(b) hereof and shall be deemed a CADUS Compound for purposes of this Agreement. Notwithstanding the foregoing, SOLVAY DUPHAR and its Affiliates shall have the right to develop such SOLVAY Library Compound or Analog thereof for a therapeutic indication in SOLVAY DUPHAR's Therapeutic Areas of Interest. Such license shall terminate if CADUS and its Affiliates cease to actively pursue the development of such SOLVAY Library Compound or Analog thereof for a therapeutic indication in CADUS's Therapeutic Areas of Interest or cease to actively market or have marketed any Product derived from such SOLVAY Library Compound or Analog thereof in CADUS'S Therapeutic Areas of Interest. CADUS shall promptly notify SOLVAY DUPHAR of its ceasing to conduct such activities.

      6.8 EFFECT OF FAILURE TO EXERCISE OPTION. Upon the expiration of the Option with respect to any SOLVAY Library Compound or Analog of such SOLVAY Library Compound, CADUS shall, at SOLVAY DUPHAR's discretion, return or dispose of all of such SOLVAY Library Compound and/or Analog(s) thereof, and return all data and other materials and information provided to CADUS by SOLVAY DUPHAR, and all results, data and other materials and information generated by CADUS during the Option period relating to such SOLVAY Library Compound and/or Analog(s) thereof, except results, data and other materials and information which are in the public domain.

      6.9 REPORTS. If CADUS exercises the Option with respect to a SOLVAY Library Compound or Analog thereof, it shall provide SOLVAY DUPHAR with the written notices, if any, with respect to such SOLVAY Library Compound or Analog thereof as are set forth in Section 8.6 hereof.

7. ROYALTIES AND MILESTONE PAYMENTS.

      7.1 ROYALTIES.

     (a) In consideration of the licenses and other rights granted to SOLVAY DUPHAR and its Affiliates under this Agreement, during the Royalty Term, SOLVAY
DUPHAR shall pay to CADUS a royalty equal to (i)       [c.i.]      of Net Sales,
by SOLVAY DUPHAR, its Affiliates, its licensees and its sublicensees, of any Product based on a Compound identified or whose biological activity was identified or confirmed through the use of a Screen other than a Novel Screen plus, for Products other than those subject to Section 7.1(a)(i),
(ii)      [c.i.]      of Net Sales, by SOLVAY DUPHAR, its Affiliates, its
licensees and its sublicensees, of any Product based on a Compound identified or whose biological activity was identified or confirmed through the use of a Novel Screen, commencing on the First Commercial Sale of such Product by SOLVAY DUPHAR, its Affiliates, its licensees or its sublicensees.

     (b) In consideration of the licenses and other rights granted to CADUS under this Agreement, during the Royalty Term, CADUS shall pay to SOLVAY DUPHAR
a royalty equal to (i)      [c.i.]      of Net Sales, by CADUS, its Affiliates,
its licensees and its sublicensees, of any Product based on a Compound identified or whose biological activity was identified or confirmed through the use of a Screen other than a Novel Screen plus, for Products other than those
subject to Section 7.1(b)(i), (ii)      [c.i.]       of Net Sales, by CADUS, its
Affiliates, its licensees and its sublicensees, of any Product based on a Compound identified or whose biological activity was identified or confirmed through the use of a Novel Screen, commencing on the First Commercial Sale of such Product by CADUS, its Affiliates, its licensees or its sublicensees.

     (c) Upon expiration of a Party's obligation to pay royalties with respect to a Product pursuant to this Section 7.1, such Party shall have the royalty-free, perpetual right to continue to manufacture, use and sell or have manufactured and sold such Product in the Territory.

     (d) Neither Party or its Affiliates shall avoid using Screens to identify Compounds or to identify or confirm the biological activity of any compound, extract, broth or other screening sample in its drug discovery efforts, in order to circumvent the obligation to pay royalties imposed by this Section 7.1.

      7.2 BUNDLING AND CAPITATION TRANSACTIONS. If a Product is sold in combination with any other products of a Party in bundling or capitation transactions and if in such bundling or capitation transactions the Net Sales of such Product are substantially lower than the Net Sales that would have been realized if the Product had been sold outside of bundling or capitation transactions, the Parties will negotiate in good faith a formula pursuant to which the royalties on such sales of such Product will be calculated.

      7.3 THIRD PARTY ROYALTIES. Each Party, at its sole expense, shall pay all royalties owing to any Third Party in order to exercise its rights hereunder to make, have made, use, sell or have sold any Product.

      7.4 MILESTONE PAYMENTS. As further consideration for the licenses and other rights granted to each Party under this Agreement, each Party (or an Affiliate thereof) developing Products (the "Developing Party") shall pay to the other Party the following milestone payments upon the first occurrence of each event set forth below with respect to each Product being developed by the Developing Party:

     (a)      [c.i.]      upon      [c.i.]

       by the Developing Party [c.i.] and

     (b)       [c.i.]       (which shall be at the discretion of the
Developing Party or its Affiliates)



                                     [c.i.]



      7.5 OBLIGATION TO PAY ROYALTIES. The obligation to pay royalties under this Section 7 is imposed only once with respect to the same unit of Product regardless of the number of Product Patents pertaining thereto. There shall be no obligation to pay royalties under this Section 7 on sales of Products among a Party, its Affiliates, its licensees and/or sublicensees but in such instances the obligation to pay royalties shall arise upon the sale by a Party, its Affiliates, its licensees or sublicensees to Third Parties.

8. PAYMENTS AND REPORTS.

      8.1 PAYMENT. Each Party shall make all payments required under this Agreement by wire transfer in United States Dollars to such accounts as are directed by the other Party from time to time. If a Party fails to make payment in full to the other Party on the date any payment hereunder is due, for any reason whatsoever, the Party owed such payment shall be entitled to a late fee on all past due amounts at a rate equal to the lower of (i) one and one-half percent (1-1/2%) per month or part thereof and (ii) the maximum rate permitted by applicable law.

      8.2 PAYMENT OF ROYALTIES . All royalty payments due hereunder shall be paid quarterly within sixty (60) days of the end of each calendar quarter. Each such payment shall be accompanied by a statement, Product-by-Product and country-by-country, of the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales. The royalty payments due shall be translated at the rate of exchange at which United States Dollars are listed in THE WALL STREET JOURNAL (or its equivalent if THE WALL STREET JOURNAL is no longer being published at the time) for the currency of the country in which the royalty is accrued for the last business day of the calendar quarter in which such sales were made.

      8.3 RECORDS RETENTION. Each Party, its Affiliates, its licensees and its sublicensees shall keep complete and accurate records (specifically including originals or copies of documents supporting entries in the books of account) pertaining to the sale of Products in the Territory and covering all transactions from which Net Sales are derived for a period of three calendar years after the year in which such sales occurred, and in sufficient detail to permit the other Party to confirm the accuracy of royalty calculations hereunder.

      8.4 AUDIT REQUEST. At the request and expense of a Party, the other Party, its Affiliates, its licensees and its sublicensees shall permit the requesting Party or an independent, certified public accountant appointed by the requesting Party, at reasonable times (not to exceed once per calendar year) and upon reasonable notice, to examine those records and all other material documents relating to or relevant to the computation of Net Sales in the possession or control of the other Party, its Affiliates, its licensees or its sublicensees, for a period of two years after such royalties have accrued, as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the royalties payable for any calendar quarter in the case of the other Party's failure to report or pay pursuant to this Agreement. Results of any such examination shall be made available to both Parties. The requesting Party shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of the other Party, its Affiliates, its licensees or its sublicensees, it is shown that the other Party's royalty payments under this Agreement were less than the amount which should have been paid, then the other Party shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after the requesting Party's demand therefor. Furthermore, if the royalty payments were less than the amount which should have been paid by an amount in excess of 5% of the royalty payments actually made during the period in question, the other Party shall also pay to the requesting Party, in addition to the late fee set forth in Section 8.1, a late charge equal to 25% of the shortfall and reimburse the requesting Party for the cost of such inspection. Prior to commencing such audit, the independent, certified public accountant shall execute a confidentiality agreement reasonably satisfactory to the other Party.

      8.5 TAXES. In the event that a Party is required to withhold and remit any tax to the revenue authorities in any country in the Territory regarding any milestone payment or royalties payable to the other Party due to the laws of such country, such amount shall be deducted by such Party, and it shall notify the other Party and promptly furnish the other Party with copies of any tax certificate or other documentation evidencing such withholding.

      8.6 NOTICE OF DEVELOPMENT MILESTONES. Each Party shall provide the other Party with written notice of each of the following events within 30 days of its occurrence:

     (a) Such Party's or its Affiliate's designation of a Compound as a Priority Substance;

     (b) Such Party's or its Affiliate's determination not to continue to pursue the development of any Compound that has been designated by it as a Priority Substance;

     (c) The filing by such Party or an Affiliate thereof with the FDA of an IND in the United States (or its equivalent in any other country) for each Product;

     (d) The commencement by such Party or an Affiliate thereof of [c.i.] clinical trials for each Product in the United States (or its equivalent in any other country);

     (e) The filing by such Party or an Affiliate thereof of an NDA or a PLA with the FDA in the United States (or its equivalent in any other country) for each Product;

     (f) The receipt by such Party or an Affiliate thereof of NDA or PLA approval from the FDA (or from the governing health authority of any other country) for each Product;

     (g) The First Commercial Sale by such Party or an Affiliate thereof of each Product in any of the United States, Japan, Germany, France or the United Kingdom.

9. INFRINGEMENT ACTIONS BY THIRD PARTIES.

      9.1 NOTICE OF SUIT OR CLAIM OF INFRINGEMENT. Each Party shall notify the other Party promptly in writing of any claim of, or action for, infringement of any Patents belonging to Third Parties which is alleged, threatened, made or brought against either Party or its Affiliates, licensees or sublicensees by reason of the manufacture, use or practice of any Screens or Targets or the manufacture, use or sale of the Products in the Territory.

      9.2 OBLIGATION TO DEFEND.

     (a) In the event that an action for infringement is commenced against a Party, its Affiliates, its licensees or its sublicensees based on its
manufacture, use or   [c.i.]   in any country in the Territory, such Party shall
defend such action at its own expense, and the other Party hereby agrees to assist and cooperate with such Party, at its own expense, to the extent necessary in the defense of such suit. A Party shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion; provided that if such suit names the other Party as a defendant, then such settlement or consent shall either be with the consent of the other Party or shall provide for the release of the other Party from any liability with respect thereto. During the pendency of such action, each Party shall continue to pay all royalties due hereunder. In the event a Party fails to defend such action, the other Party may defend such action and shall have the right to take charge of the defense thereof.

     (b) In the event that an action for infringement is commenced against CADUS, its Affiliates, its licensees or its sublicensees, based on
CADUS's manufacture or use       [c.i.]
                      (except for the manufacture and use thereof
by CADUS for its own purposes or as permitted by Section 3.9 hereof), CADUS shall defend such action with attorneys of its own selection. CADUS shall be
entitled to reimbursement from SOLVAY DUPHAR of up to       [c.i.]
in the aggregate for its costs, expenses, judgments and settlement payments incurred in connection with all such actions, within thirty (30) days of the presentation of invoices evidencing the same, and a credit against royalties and milestone payments payable pursuant to Section 7 hereof for any such
amounts in excess of an aggregate of       [c.i.]        .
CADUS shall not settle any such action without the prior written consent of SOLVAY DUPHAR, which shall not be unreasonably withheld. During the pendency of such action, each Party shall continue to pay all royalties due hereunder.

     (c) In the event that an action for infringement is commenced against SOLVAY DUPHAR, its Affiliates, its licensees or its sublicensees, based on the manufacture, use or

                                     [c.i.]

                     SOLVAY DUPHAR shall defend such action with attorneys of its own selection. SOLVAY DUPHAR shall be entitled to reimbursement from CADUS of up to

                                     [c.i.]

in the aggregate for its costs, expenses, judgments and settlement payments incurred in connection with all such actions, within thirty (30) days of the presentation of invoices evidencing the same, and a credit against royalties and milestone payments payable pursuant to Section 7 hereof for any such
amounts in excess of an aggregate of        [c.i.]       SOLVAY DUPHAR shall not
settle any such action without the prior written consent of CADUS, which shall not be unreasonably withheld. During the pendency of such action, each Party shall continue to pay all royalties due hereunder.

     (d) In the event that an action for infringement is commenced jointly against SOLVAY DUPHAR, its Affiliates, its licensees or its sublicensees and CADUS, its Affiliates, its licensees or its sublicensees, based on SOLVAY
DUPHAR'S manufacture, use or      [c.i.]
       SOLVAY DUPHAR shall defend such action on behalf of both parties at its own expense and with attorneys of its own selection, and CADUS shall be entitled to counsel in such proceedings at its own expense. During the pendency of such action, each Party shall continue to pay all royalties due hereunder. In the event SOLVAY DUPHAR fails to defend such action, CADUS may defend such action and shall have the right to take charge of the defense thereof and have its costs and expenses therefor reimbursed by SOLVAY DUPHAR.

     (e) In the event that an action for infringement is commenced jointly against SOLVAY DUPHAR, its Affiliates, its licensees or its sublicensees and CADUS, its Affiliates, its licensees or its sublicensees, based on CADUS's
manufacture, use or        [c.i.]      CADUS shall defend such action on behalf
of both parties at its own expense and with attorneys of its own selection, and SOLVAY DUPHAR shall be entitled to counsel in such proceedings at its own expense. During the pendency of such action, each Party shall continue to pay all royalties due hereunder. In the event CADUS fails to defend such action, SOLVAY DUPHAR may defend such action and shall have the right to take charge of the defense thereof and have its costs and expenses therefor reimbursed by CADUS.

     (f) If a Party finally prevails in any action described in Section 9.2(a),
(d) or (e) because it is held not to be infringing any Patents belonging to such Third Party or because such Third Party's Patent is held invalid, such Party shall continue to pay royalties as set forth in Section 7 hereof, but shall be entitled to a credit against such royalties payable in subsequent calendar
quarters in an amount equal to       [c.i.]       of the
reasonable costs actually incurred in such action and not reimbursed or paid for by the other Party, but in no event shall such credit in any calendar quarter be more than [c.i.] of such royalties due hereunder for Products in such country which is the subject of such action in such calendar quarter.

     (g) If a Party finally loses in any action described in Section 9.2(a), (d) or (e), whether by judgment, award, decree or settlement, and is required to pay a royalty to such Third Party, such Party shall continue to pay royalties as set forth in Section 7 hereof for such Products in the country which is the subject of such action, but shall be entitled to a credit against such royalties payable
in subsequent calendar quarters in an amount equal to      [c.i.]
of the royalties paid to such Third Party, but in no
event shall such credit in any calendar quarter be more than      [c.i.]

of such royalties due hereunder for such Products in such country which is the subject of such action in such calendar quarter. In addition, if such Party incurs litigation expenses (which are not reimbursed or paid for by the other Party) or is required to pay damages to such Third Party, such Party shall be entitled to a credit against the royalties payable pursuant to Section 7 hereof
in subsequent calendar quarters in an amount equal to      [c.i.]      of the
reasonable costs actually incurred in such action plus      [c.i.]     of the
damages, but in no event shall the total credit provided herein in any calendar
quarter be more than        [c.i.]      of the royalties due hereunder for such
Products in such country which is the subject of such action in such calendar quarter.

10. OWNERSHIP OF INVENTIONS; PATENTS.

      10.1 OWNERSHIP OF INVENTIONS. Except as otherwise provided in this Agreement, the entire right and title in all Inventions and any Patent, derived solely from the efforts of employees or others acting on behalf of CADUS, shall be owned solely by CADUS, and derived solely from the efforts of employees or others acting on behalf of SOLVAY DUPHAR shall be owned solely by SOLVAY DUPHAR. The cost for patent applications and patent maintenance for such Invention shall be borne by the Party who owns it.

      10.2 JOINT INVENTIONS. The Parties recognize that, as a result of the collaboration between SOLVAY DUPHAR and CADUS during the conduct of the Research Program hereunder, certain Inventions may be deemed to be Joint Inventions. In that event, the Parties shall jointly own Patents and inventor's certificates covering such Joint Invention. The cost for patent applications and patent maintenance for such Joint Inventions shall be borne by the Parties on an equal basis. Notwithstanding the foregoing, the Parties acknowledge that (i) the entire right and title in Novel Targets and any Patents derived thereunder shall be owned solely by SOLVAY DUPHAR (subject to CADUS's rights under Section 5.3 hereof) and (ii) the entire right and title to any improvements to CADUS's Technology shall be owned solely by CADUS (subject to SOLVAY DUPHAR's rights under Sections 5.1 and 5.2 hereof).

      10.3 PATENT ENFORCEMENT.

      (a) With respect to any alleged infringement solely involving a Valid Claim(s) of any Patents involving any Proprietary Targets or Product Patents owned by SOLVAY DUPHAR or an Affiliate thereof, SOLVAY DUPHAR shall have the first right, but not the duty, to institute patent infringement actions against Third Parties. If SOLVAY DUPHAR or an Affiliate thereof does not institute an infringement proceeding against an offending Third Party, SOLVAY DUPHAR hereby grants to CADUS, and CADUS shall have, the right, but not the duty, to institute such an action. This

Section 10.3(a), however, shall not be construed as granting any rights to CADUS in such Patents or Product Patents.

      (b) With respect to any alleged infringement solely involving a Valid Claim(s) of Product Patents owned by CADUS, CADUS shall have the first right, but not the duty, to institute patent infringement actions against Third Parties. If CADUS does not institute an infringement proceeding against an offending Third Party, CADUS hereby grants to SOLVAY DUPHAR, and SOLVAY DUPHAR shall have, the right, but not the duty, to institute such an action. This
Section 10.3(b), however, shall not be construed as granting any rights to SOLVAY DUPHAR in such Patents or Product Patents.

      (c) With respect to any alleged infringement solely involving a Valid Claim(s) of any Screen Patents listed on APPENDIX A, CADUS shall have the right, but not the duty, to institute patent infringement actions against Third Parties. If CADUS does not institute an infringement proceeding against an offending Third Party, CADUS and SOLVAY DUPHAR shall discuss whether CADUS should grant to SOLVAY DUPHAR the right to institute such an action.

      (d) With respect to any alleged infringements other than as described in
Section 10.3(a), (b) or (c) (including, without limitation, any alleged infringement solely involving a Valid Claim(s) of any Screen Patents other than those listed on APPENDIX A, except those involving any Proprietary Targets), the Parties shall determine how they should proceed with respect to such alleged infringement at such time.

      (e) The costs and expenses of any action instituted pursuant to this
Section 10.3 (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions (if such other Party has the right to institute and prosecute such infringement actions pursuant to this Section 10.3). Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be paid to the Party who instituted and maintained such action, or, if both Parties instituted and maintained such action, such award shall be allocated among the Parties in proportion to their respective contributions to the costs and expenses incurred in such action, or as they may have otherwise agreed.

11. INDEMNIFICATION.

      11.1 INDEMNIFICATION. Each Party shall indemnify, defend and hold the other Party, its Affiliates, its licensees and its sublicensees, and their respective directors, officers, employees and agents, harmless from and against any and all liabilities, damages, losses, penalties, costs and expenses (including the fees of attorneys and other professionals) arising out of or resulting from:

      (a) negligence, recklessness or intentional acts or omissions of the indemnifying Party, its Affiliates or sublicensees, and their respective directors, officers, employees and agents, in connection with the work performed by such party under the Research Program; and

      (b) any warranty claims, Product recalls or any claims of personal injury or property damage relating to the manufacture, use, distribution or sale of any Product developed or marketed by it.

      11.2 NOTICE. In the event that either Party is seeking indemnification under Section 11.1, such Party shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle it at the sole discretion of the indemnifying Party), and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

12.   PUBLICATION; CONFIDENTIALITY.

      12.1 NOTIFICATION. Both Parties recognize that each may wish to publish the results of their work relating to the Research Program. However, both parties also recognize the importance of acquiring patent protection on inventions. Consequently, any proposed publication by either Party shall comply with this Section 12. At least 30 days before a manuscript is to be submitted to a publisher, the publishing Party will provide the other Party with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it will provide the other Party with a copy of the abstract (if one is submitted) at least 15 days before it is to be submitted. The publishing Party will also provide to the other Party a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least 15 days before the presentation is made.

      12.2 REVIEW OF PROPOSED PUBLICATIONS. The receiving Party will review the manuscript, abstract, text or any other material provided under Section 12.1 to determine if patentable subject matter is disclosed. The reviewing Party will notify the publishing Party within 15 days of receipt of the proposed publication if the reviewing Party, in good faith, determines that patentable subject matter is or may be disclosed, or if the reviewing Party, in good faith, believes confidential or proprietary information is or may be disclosed. If it is determined by the reviewing Party that patent applications should be filed, the publishing Party shall delay its submission for publication or presentation for a period not to exceed 30 days from the reviewing Party's receipt of the proposed publication to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the 30-day period, the Parties will discuss the need for obtaining an extension of the publication delay beyond the 30-day period. If it is determined in good faith by the reviewing Party that confidential or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication to avoid such disclosure. The publishing Party of any manuscript, text or oral presentation will acknowledge the other Party for its contribution to the material being published or presented and to the Research Program. Notwithstanding the foregoing, CADUS will not seek to publish or publish the structures of Compounds owned, being researched, or being developed by SOLVAY DUPHAR, without SOLVAY DUPHAR'S prior written consent.

      12.3 CONFIDENTIALITY; EXCEPTIONS. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of the Research Program and for five (5) years thereafter (and in perpetuity with respect to structures of compounds provided by either Party) the receiving Party, its Affiliates, its licensees and its sublicensees shall keep, and shall ensure that its officers, directors, employees and consultants keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party, its Affiliates, its licensees or its sublicensees or developed under any Research Program pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation; (ii) was already known to the recipient as evidenced by prior written documents in its possession; or (iii) is disclosed to the recipient by a Third Party who is not in default of any confidentiality obligation to the disclosing Party ("Confidential Information").

      12.4 EXCEPTIONS. The restrictions contained in Section 12.3 shall not apply to Confidential Information that (i) is submitted by the recipient to governmental authorities to facilitate the issuance of marketing approvals for a Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, for consulting, development, manufacturing, external testing and marketing trials; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

      12.5 CONFIDENTIALITY OBLIGATION OF CADUS. CADUS agrees that, for the term of the Research Program it shall keep completely confidential and shall not publish or otherwise disclose confidential information pertaining to its Technology, except to the extent that CADUS can establish by competent proof that such information:

      (a) was or became generally available to the public or otherwise part of the public domain other than through any act or omission of CADUS in breach of this Agreement;

      (b) was disclosed under requirement of law or by order or regulation of a governmental agency or a court of competent jurisdiction, including without limitation any requirement to disclose such information to any governmental agency for purposes of obtaining approval to market the Products;

      (c) is information for which CADUS has sought patent or equivalent protection, including the filing of a patent application; or

      (d) was disclosed to any Third Party under an obligation of confidentiality, including consultants of CADUS, other licensees or potential licensees of CADUS or potential investors in or business partners of CADUS.

      12.6 LIMITATIONS ON USE. Each Party shall use, and cause each of its Affiliates, its licensees and its sublicensees to use, any Confidential Information obtained by it from the other Party, its Affiliates, its licensees or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the covered activities or the transactions contemplated hereby.

      12.7 REMEDIES. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates, its licensees and/or its sublicensees from any violation or threatened violation of this Section 12.

      12.8 SURVIVAL. The provisions of this Section 12 shall be in addition to, and not in limitation of, the provisions of a separate Confidentiality Agreement among CADUS, SOLVAY DUPHAR and Solvay Pharmaceuticals, Inc., dated February 23, 1995, which shall remain in full force and effect except to the extent it is fundamentally inconsistent with this Agreement.

13. TERM; TERMINATION OF LICENSES.

      13.1 TERM. This Agreement shall become effective as of the Effective Date and shall terminate on December 31, 2030; provided, however, that the term hereof shall be automatically extended by the number of years by which SOLVAY DUPHAR extends the term of the Research Program pursuant to Section 3.8 hereof.

      13.2 TERMINATION OF LICENSES.

      (a) Failure by either Party or its Affiliates to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the defaulting Party notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate the licenses it granted to the defaulting Party and its Affiliates pursuant to Section 5 of this Agreement by giving written notice to take effect immediately upon delivery of such notice. The right of either Party to terminate such licenses, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default. None of the failure by CADUS to achieve Semi-Annual Performance Objectives, the failure to agree on an Annual Research Plan pursuant to Section 3.1, or the failure by CADUS to deliver a minimum of three (3) Screens in any calendar year for which there is no Annual Research Plan shall give SOLVAY DUPHAR the ability to exercise its termination rights under this Section 13.2(a).

      (b) Termination by CADUS, pursuant to this Section 13.2, of the licenses it granted to SOLVAY DUPHAR and its Affiliates under Section 5 of this Agreement shall also terminate the rights and obligations of the Parties set forth in
Section 3 of this Agreement but shall not terminate any other rights and obligations of the Parties under this Agreement. Within 10 days after such termination, SOLVAY DUPHAR shall pay to CADUS the amount of research funding it would have provided to CADUS pursuant to Section 3.3 hereof through the end of the term of the Research Program

                                     [c.i.]

had CADUS not exercised its termination rights hereunder. Upon such termination,
(i) CADUS shall have no further obligation to conduct the Research Program, (ii) SOLVAY DUPHAR shall deliver to CADUS all data, reports and records in SOLVAY DUPHAR's possession or control which relate to the Research Program and (iii) SOLVAY DUPHAR shall return to CADUS or destroy all Screens and Substances developed under the Research Program in its possession or control.

      (c) Termination by SOLVAY DUPHAR, pursuant to this Section 13.2, of the licenses it granted to CADUS under Section 5 of this Agreement shall also terminate the rights and obligations of the Parties set forth in Section 3 of this Agreement but shall not terminate any other rights and obligations of the parties under this Agreement. Upon such termination, (i) CADUS shall have no further obligations to conduct the Research Program, (ii) SOLVAY DUPHAR shall have no further obligation to fund the Research Program, and (iii) CADUS shall return to SOLVAY DUPHAR or destroy all Proprietary Targets and Proprietary Screens in its possession or control.

14. FORCE MAJEURE AND HARDSHIP.

      14.1 EVENTS OF FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement (other than its payment and reporting obligations set forth in Section 7 hereof) when such failure or delay is due to FORCE MAJEURE, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, FORCE MAJEURE is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of pubic utilities or common carriers. In such event SOLVAY DUPHAR or CADUS, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing (other than its payment and reporting obligations set forth in Section 7 hereof) for so long as it is so disabled (but not beyond the period of 12 months following its giving of such notice) and the 30 days thereafter.

      14.2 HARDSHIP. The underlying objective of this Agreement is to realize in an economical and reasonable way the mutual interests and requirements of the Parties. If, at any time after the term of the Research Program (as it may be extended), this Agreement should no longer meet this objective because of economic developments or political changes that could not reasonably be foreseen at the time of the signing of this Agreement thus causing undue and prolonged hardship to a Party, the Parties shall meet to discuss a mutually agreeable solution according to the economic and reasonable objectives of this Agreement.

15. MISCELLANEOUS.

      15.1 RELATIONSHIP OF PARTIES. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

      15.2 NOTICE OF INTENT TO SEEK PARTNER. During the term of the Research Program, CADUS shall notify SOLVAY DUPHAR if CADUS or an Affiliate thereof intends to seek a development or marketing partner with respect to any potential pharmaceutical product identified by it pursuant to its proprietary research and development efforts, which is not subject to any conflicting obligations to Third Parties.

      15.3 COVENANT NOT TO SOLICIT EMPLOYEES. Neither Party shall at any time during the term of the Research Program and for a period of two (2) years thereafter, directly or indirectly, in any manner or under any circumstances or conditions whatsoever solicit, induce or attempt to induce any senior management employee, scientist, or sales and marketing personnel of the other Party or of any Affiliate of the other Party to terminate his or her employment with such Party or such Affiliate.

      15.4 ASSIGNMENT. Neither Party shall be entitled to assign its rights or transfer its obligations hereunder without the express written consent of the other Party hereto, except that both SOLVAY DUPHAR and CADUS may otherwise assign their respective rights and transfer their respective obligations hereunder to any assignee of all or substantially all of their respective businesses or in the event of their respective merger or consolidation or similar transaction. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

      15.5 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      15.6 NOTICE. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by registered or certified mail (return receipt requested), facsimile transmission (receipt verified), express courier service (signature required), or telegram, prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

               (a)   In the case of SOLVAY DUPHAR, to:

                     Solvay Duphar B.V.
                     C.J. van Houtenlaan 36
                     1381 CP Weesp
                     The Netherlands
                     Attention: Vice President of Research
                     Facsimile No.: 011-31-2940-77109

                     With a copy to:

                     Solvay Duphar, B.V.
                     C.J. van Houtenlaan 36
                     1381 CP Weesp
                     The Netherlands
                     Attention: Legal & Trademark Department
                     Facsimile No.: 011-31-2940-77126

               (b)   In the case of CADUS, to:

                     Cadus Pharmaceutical Corporation
                     777 Old Saw Mill River Road
                     Tarrytown, New York 10591-6705
                     Attention:  President
                     Facsimile No.:  (914) 345-3565

                     With a copy to:

                     Morrison Cohen Singer & Weinstein, LLP
                     750 Lexington Avenue
                     New York, New York 10022
                     Attention:  Salomon R. Sassoon, Esq.
                     Facsimile No.: (212) 735-8708

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If sent by mail, facsimile transmission, express courier service, or telegram, the date of mailing or transmission shall be deemed to be the date on which such notice or request has been given.

      15.7 USE OF NAME. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

      15.8 PUBLIC ANNOUNCEMENTS. Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. In the event of a required public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement. The Parties agree that each may make public announcements consistent with APPENDIX D. Notwithstanding the foregoing, either Party may publicly disclose previously disclosed non-confidential information without the consent of the other.

      15.9 WAIVER. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

      15.10 COMPLIANCE WITH LAW. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

      15.11 SEVERABILITY. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties shall negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.

      15.12 AMENDMENT. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

      15.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of England, without regard to its choice of law principles, provided that this Section 15.13 shall not be construed as submission to the jurisdiction of the courts of England.

      15.14 ARBITRATION. The Parties agree that they shall use their best efforts to settle amicably any disputes, differences or controversies arising between them out of or in connection with this Agreement. However, the Parties irrevocably agree that any dispute arising out of or in connection with this Agreement, including but not limited to any question regarding its existence, validity or termination, if not so settled within thirty (30) days after occurrence thereof, shall be finally determined by arbitration. Unless the Parties otherwise agree, arbitration initiated by either Party shall be held in London, England, in the English language. The arbitration shall be conducted by three arbitrators who are appointed and who shall conduct such arbitration in accordance with the rules of the London Court of International Arbitration then obtaining. The award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

      15.15 ENTIRE AGREEMENT. So far as permitted by law and except in the case of fraud or misrepresentation, this Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

      15.16 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

      15.17 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.


                               SOLVAY DUPHAR B.V.


                                          By:/s/ JAN VAN INGEN
                                             --------------------------
                                             Name: Jan van Ingen
                                             Title: President

                                          CADUS PHARMACEUTICAL CORPORATION


                                          By:/s/ JEREMY LEVIN
                                             --------------------------
                                             Jeremy M. Levin, President

                                  APPENDIX A


                    LIST OF PATENTS AND PATENT APPLICATIONS


                                     [c.i.]

                                   APPENDIX B


                         DESCRIPTION OF RESEARCH PROGRAM

                                   APPENDIX B


                         DESCRIPTION OF RESEARCH PROGRAM

           TO THE RESEARCH COLLABORATION AND LICENSE AGREEMENT BETWEEN
             CADUS PHARMACEUTICAL CORPORATION AND SOLVAY DUPHAR B.V.

                          DATED AS OF NOVEMBER 1, 1995



                                     [c.i.]

                                     [c.i.]

                                     [c.i.]

                                     [c.i.]

                                   APPENDIX C


                           FIRST ANNUAL RESEARCH PLAN


                                     [c.i.]

                                   APPENDIX C


                              ANNUAL RESEARCH PLAN


                                     [c.i.]

                                     TABLE

SELECTED TARGETS


                                     [c.i.]

                                    FIGURE 1


                                     [c.i.]

                                    FIGURE 2


                                     [c.i.]

                                  APPENDIX D


                          FORM OF PUBLIC ANNOUNCEMENT

                                   APPENDIX D
                          FORM OF PUBLIC ANNOUNCEMENT



                                  [LETTERHEAD]



                              JOINT PRESS RELEASE

                             FOR IMMEDIATE RELEASE


Contact:

Jeremy M. Levin, M.D., Ph.D.             L.D. Muschek, Ph.D.
President and Chief Executive Officer    Solvay Pharma Deutschland GmbH
Cadus Pharmaceutical Corporation         Hannover, Germany
(914) 345-3344, ext. 222                 +511-857-3177

Noonan/Russo Communications, Inc.        A. de Jonge, Ph.D.
(212) 696-4455                           Solvay Duphar B.V.
Anthony J. Russo, Ph.D. ext. 202         Weesp, Netherlands
Rich Tammero ext. 222                    +294-479633


                   CADUS AND SOLVAY DUPHAR SIGN $50 MILLION
                         DRUG DISCOVERY COLLABORATION

Weesp, Netherlands and Tarrytown, NY, November 2, 1995 -- Solvay Duphar B.V., a company of the Solvay Group (Brussels, Belgium) and Cadus Pharmaceutical Corporation today announced that they signed a five-year collaboration to identify new drugs that regulate specific signal transduction pathways, which serve as critical communication links between and within cells.

Under terms of the agreement, Cadus could receive over U.S. $50 million in research funding, equity, and milestone payments from Solvay Duphar, in addition to royalties. To commence the relationship, Solvay has made a U.S. $10 million equity investment in Cadus for approximately 9.5 percent of the company. In connection with this investment, a senior manager of Solvay's Health Sector has become a member of Cadus's Board of Directors.

"We have a high regard for the Cadus people and for the quality of their technologies," said Lawrence D. Muschek, Ph.D., Senior Vice President, R&D for Solvay's Health Sector. "We expect that the collaboration with Cadus will give Solvay's Health Sector a distinct competitive advantage in identifying new drugs."

Solvay and Cadus will share potential product rights to drugs which emerge from the research collaboration, depending upon the therapeutic area. Solvay Duphar will retain worldwide rights to drugs that treat central nervous system, endocrine, and metabolic disorders, as well as cardiovascular and gastrointestinal disease. Cadus will retain worldwide rights to drugs that treat inflammatory and immunological disorders and cancer.

                                    -more-

"This collaboration will combine the therapeutic expertise of Solvay with Cadus's understanding of signal transduction pathways," said Jeremy M. Levin, M.D., Ph.D., President and Chief Executive Officer of Cadus. "We look forward to working with a European partner who is strongly committed to using new technologies to advance the drug discovery process."

Solvay is a Belgium-based international chemical and pharmaceutical concern with annual revenues in excess of U.S. $8.2 billion. Solvay's Health Sector, which includes Solvay Duphar, is a fast-growing sector within the Solvay Group of companies, contributing over U.S. $1.4 billion in sales. The Solvay Health Sector companies are focused on human and animal health products and enzymes and operate worldwide. Solvay's Human Health companies are leading makers of pharmaceuticals for the treatment of gastroenterological diseases, for hormone replacement therapy, and for disorders of the central nervous and the cardiovascular systems.

Cadus, based in Tarrytown, New York, is a privately held biotechnology company focused on the development of research technologies that accelerate the discovery of novel human therapeutics. Cadus researchers have developed technology to simplify the identification of drugs which regulate signal transduction pathways. Signal transduction pathways in a receiving cell internalize messages from sending cells and produce a physiological response within the cell. Drugs targeted at signal transduction pathways may, for example, turn off a signal, preventing an undesirable cellular response, such as cell proliferation, from occurring. Cadus's proprietary drug discovery efforts are targeted at inflammatory and immunological disorders, cardiovascular disease, and certain types of cancer.

                                    #  #  #


EDITOR'S NOTES:
This release is available on the Internet at http://www.noonanrusso.com.